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                                                     EXHIBIT 23.3


                      ACCOUNTANT'S CONSENT
                      --------------------

The Board of Directors
North Fork Bancorporation, Inc.:

We consent to incorporation by reference in the registration statement
(No. 33-     ) on Form S-8 of North Fork Bancorporation, Inc. of our
report dated January 16, 1996, relating to the consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report of North Fork Bancorporaiton, Inc. Our report with respect to these financial statements contains an added explanatory paragraph related to changes in accounting principles.

/s/ KPMG Peat Marwick LLP

New York, New York
June 5, 1996